Exhibit 4(e)

                                 ADDENDUM
                                    TO
                          STOCK OPTION AGREEMENT


          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option
Agreement dated                        , 199    (the "Option
Agreement") by and between Amdahl Corporation (the "Corporation")
and                      ("Optionee") evidencing the stock option
granted on such date to Optionee under the terms of the Corporation's 1994 Stock Incentive Plan, and such provisions shall be effective immediately. All capitalized terms used in this Addendum, to the extent not otherwise specifically defined herein, shall have the meanings assigned to such terms in the Option Agreement.

                             HOSTILE TAKE-OVER

          1. The exercisability of the option shall not accelerate upon the occurrence of a Hostile Take-Over, and the option shall, in accordance with the provisions of the Option Agreement, continue to become exercisable for the Option Shares in one or more installments over Optionee's continued period of Service with the Corporation. However, immediately upon the Involuntary Termination of Optionee's Service within eighteen
(18) months after the Hostile Take-Over, the option shall, to the extent outstanding at the time but not otherwise fully exercisable, automatically accelerate so that the option shall become immediately exercisable for all of the Option Shares at the time subject to the option and may be exercised for all or any portion of those shares as fully-vested shares. The option as so accelerated shall remain so exercisable until the specified Expiration Date of the option term or the sooner termination of the option in accordance with the provisions of the Option Agreement.

          2. For purposes of this Addendum, a HOSTILE TAKE-OVER shall be deemed to occur upon:

          - the direct or indirect acquisition by any person or related group of persons of securities possessing more than percent ( %) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

          - a change in the composition of the Board over any period of thirty-six (36) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

          3. For purposes of this Addendum, Optionee will be deemed to cease Service by reason of an INVOLUNTARY TERMINATION if such cessation of Service occurs:

               - involuntarily upon Optionee's dismissal or discharge by the Corporation for reasons other than Misconduct, or

               -    voluntarily upon Optionee's resignation
following (A) a change in Optionee's position with the Corporation which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and participation in any incentive program or bonus plan pursuant to which awards are made pursuant to objective, non-discretionary standards) by more than five percent (5%) or (C) a relocation of Optionee's principal place of employment by more than fifty (50) miles from Optionee's principal place of employment immediately prior to the Hostile Take-Over, provided and only if such change, reduction or relocation is effected without Optionee's consent.

          IN WITNESS WHEREOF, Amdahl Corporation has caused this
Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.

               AMDAHL CORPORATION

               By

               Title



               OPTIONEE



EFFECTIVE DATE:                        , 199